Exhibit 2.2
20% SECURED PROMISSORY NOTE

               February 19, 2016
Original Principal Amount: $550,000

               FOR VALUE RECEIVED, Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Maker”), with its principal offices located at 9171 Towne Centre Drive, Suite 440, San Diego, CA 92122, promises to pay to the order of SBI Investments LLC, 2014-1, or its registered assigns (the “Payee”), upon the terms set forth below, the principal amount of Five Hundred Fifty Thousand Dollars ($550,000) (this “Note”).

1.           Payments.

(a)           All amounts payable hereunder shall be paid in lawful money of the United States in accordance with Section 1(d) below. Monthly payments of principal and interest shall be made on this Note beginning on March __, 2016 (the “Payment Commencement Date”) and continuing in amounts and in accordance with the amortization schedule set forth on Schedule 1(a) hereto and in accordance with the mandatory payment provisions set forth in Section 1(d) below.  The remaining unpaid principal, accrued interest and any other fees under this Note shall become all due and payable on February 19, 2018 (the “Maturity Date”).  This Note shall bear interest at the rate of 20% per annum (or such lower maximum amount of interest permitted to be charged under applicable law).  Interest shall be computed based on the amortization schedule set forth on Schedule 1(a) hereto.

(b)           All overdue unpaid principal and interest to be paid hereunder shall entail a late fee at the rate of 5% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such payment is due hereunder through and including the date of payment.

(c)           Absent the occurrence of an Event of Default (unless such Event of Default is waived in writing by the Payee), the Maker may prepay this Note for all or part of the principal amount remaining on this Note at any time prior to the Maturity Date, plus any accrued but unpaid interest thereon, with no prepayment penalty.

(d)           Mandatory Payment.  Commencing on the Payment Commencement Date and on a monthly basis thereafter (each, a “Collateral Sweep Date”), the Maker shall make payment for cash in the principal amount and accrued interest equal to the mandatory payment amount set forth on Schedule 1(a) hereto (such amount, the “Mandatory Payment Amount” and such payment, the “Mandatory Payment”).  The Mandatory Payment Amount is payable in full on each Collateral Sweep Date. The Maker hereby agrees, if required, to publicly disclose any payments made hereunder in accordance with any and all obligations of the Maker, whether under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise.  On or before the Payment Commencement Date, the Maker agrees to (i) establish a collection account (the “Designated Account”) with a reputable, third-party banking institution (the “Institution”) and (ii) deposit into the Designated Account any and all Revenues (as defined below) and, in the event the Revenues are insufficient to satisfy the Mandatory Payment Amount, any additional cash required to satisfy the Mandatory Payment Amount prior to each Collateral Sweep Date. In establishing the Designated Account, the Institution shall be instructed to irrevocably transfer, from the Designated Account, the Mandatory Payment Amount to the Payee on each Collateral Sweep Date.  The Maker’s right to withdraw collected balances standing to the credit of the Designated Account shall be governed by provisions set forth in the Security Agreement (as defined in Section 2 below).

2.           Secured Obligation. As security for the payment in full of principal and performance under this Note and of all other liabilities and obligations of the Maker to the Payee in respect of this Note, the assets set forth on Schedule 2 hereto (the “Assets”) and revenues derived from the Assets (“Revenues”) shall have been pledged to the Payee as security for this Note by the Maker pursuant to a Security Agreement entered into by and between the Maker and the Payee on even date herewith (the “Security Agreement”).

3.           Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal and interest of this Note, as and when the same shall become due and payable;

(ii)           Maker or any of its subsidiaries shall fail to observe or perform any of their respective material obligations owed to Payee under this Note or any other covenant, agreement, representation or warranty directly relating thereto and contained in, or otherwise commit any breach hereunder or in any other agreement executed in connection herewith and such failure or breach shall not have been remedied within ten calendar days after the date on which notice of such failure or breach shall have been delivered;

(iii)           any material provision hereunder or in any other agreement executed in connection herewith (including, without limitation, the Security Agreement or agreement to be entered into with the Institution) shall at any time for any reason (other than pursuant to the express terms thereof or such provision has been performed in full or waived by the relevant party) cease to be valid and binding on or enforceable against the parties thereto, or a proceeding shall be commenced by the Maker or any of its subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Maker or any of its subsidiaries shall deny in writing that it has any liability or obligation purported to be created hereunder or under any other agreement executed in connection herewith (including, without limitation, the Security Agreement or agreement to be entered into with the Institution);

(iv)           the Security Agreement shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral (as defined in the Security Agreement);

(v)           any material damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Maker or any of its subsidiaries;

(vi)           Maker or any of its subsidiaries shall commence, or there shall be commenced against Maker or any subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or any subsidiary, or there is commenced against Maker or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker or any subsidiary makes a general assignment for the benefit of creditors; or Maker or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker or any subsidiary for the purpose of effecting any of the foregoing;

(vii)           Maker or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Maker or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(viii)           Maker shall (a) be a party to any Change of Control Transaction (as defined below) and such third party with whom Maker engages in the Change of Control Transaction does not agree in writing to either (x) payoff in full of this Note or (y) assume all responsibilities of Maker under this Note and the Payee approves such assumption, (b) agree to sell or dispose all or any portion of the Assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) agree to sell or dispose all or in excess of 33% of its assets (exclusive of the Assets) in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (d) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of Maker or (e) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Maker's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Maker, by contract or otherwise) of in excess of 49% of the voting securities of Maker, (ii) a replacement at one time or over time of more than one-half of the members of Maker's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Maker with or into another entity that is not wholly-owned by Maker, consolidation or sale of 49% or more of the assets of Maker in one or a series of related transactions, or (iv) the execution by Maker of an agreement to which Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), (iii), (iv), (v), (vi) or (vii).

(b)   If any Event of Default occurs (unless such Event of Default is waived in writing by the Payee), 125% of the full principal amount remaining under this Note, and any accrued interest thereon, shall become, at the Payee's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 22% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

4.           Negative Covenants.                                           So long as 33% or more of the principal amount of this Note is outstanding, the Maker will not and will not permit any of its subsidiaries to directly or indirectly, unless consented to in writing by the Payee:

a)          other than Permitted Indebtedness, or enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)           other than Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of the Assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)           amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Payee;

d)           repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of securities;

e)           pay cash dividends or distributions on any equity securities of the Maker;

f)           prepay any indebtedness of the Maker other than this Note (for purposes of clarity, nothing herein shall restrict or limit the Maker’s scheduled payments of principal amount of, or interest on, any indebtedness of the Maker existing on the date of issuance of this Note in accordance with the terms of such indebtedness); or

g)           enter into any agreement with respect to any of the foregoing.

“Permitted Indebtedness” shall mean (a) the indebtedness of the Maker existing on the date of issuance of this Note, (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, other than the Assets, and (c) indebtedness incurred by the Maker that does not mature or require payments of principal prior to the Maturity Date of this Note and is made expressly subordinate in right of payment to the indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Payee and approved by the Payee in writing.

“Permitted Lien” shall mean the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Maker) have been established in accordance with generally accepted accounting procedures; (b) liens imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Maker and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien; and (c) liens of the Maker existing on the date of issuance of this Note.

6.           No Waiver of Payee’s Rights.    All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.           Modifications.   No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.           Cumulative Rights and Remedies; Usury.   The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, the Security Agreement, or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.           Use of Proceeds.  Maker shall use the proceeds from this Note hereunder to purchase the Assets identified on Schedule 2 hereto and, to the extent any portion of the proceeds from this Note remain after the purchase of the Assets, for working capital purposes but not for the satisfaction of any portion of Maker’s or any subsidiary’s debt, to redeem any of Maker’s or any subsidiary’s equity or equity-equivalent securities or to settle any outstanding litigation.

10.         Collection Expenses.   If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its reasonable costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

11.         Severability.    If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

12.         Successors and Assigns.   This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Payee surrendering the same. No service charge or other cost will be payable by the Payee for such registration of transfer or exchange. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

13.         Lost or Stolen Promissory Note.   If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14.         Due Authorization.   This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker in accordance with its terms except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Maker, or the validity or enforceability of this Note other than such as have been met or obtained. The execution, delivery and performance of this Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this Note will not  violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Maker or any mortgage, indenture, contract or other agreement to which the Maker is a party or by which the Maker or any property or assets of the Maker may be bound.

15.         Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of Maker and Payee agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each of Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of Maker and Payee hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of Maker and Payee hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

16.         Notice. Any and all notices or other communications or deliveries to be provided by the Payee hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Maker, or such other address or facsimile number as the Maker may specify for such purposes by notice to the Payee delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Maker hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Payee at the address of the Payee appearing on the books of the Maker, or if no such address appears, at the principal place of business of the Payee.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 p.m. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 p.m. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

17.         Public Disclosure.  The Maker shall, if required by the rules of the U.S. Securities Exchange Commission, on the business day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to Maker and the Payee, disclosing the material terms of the transactions contemplated hereby, and shall attach this Note thereto and other agreements entered into in connection herewith as required by law.  The Maker shall consult with the Payee in issuing any other press releases with respect to this Note and transactions contemplated hereby.

16.         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made or obligation fulfilled on the next succeeding business day.

     The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ BASSAM DAMAJ
Name: Bassam Damaj
Title: President & CEO

Agreed and Acknowledged:

SBI INVESTMENTS, 2014-1

By:	/s/ PETER WISNIEWSKI
Name: Peter Wisniewski
Title: Manager